UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 27, 2021

PENN VIRGINIA CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Virginia	1-13283	23-1184320
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16285 Park Ten Place, Suite 500 Houston, TX	77084
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 722-6500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 Par Value	PVAC	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On July 27, 2021, Penn Virginia Escrow LLC (“Escrow Issuer”) and Penn Virginia Holdings, LLC (“Holdings”), indirect, wholly owned subsidiaries of Penn Virginia Corporation (“Penn Virginia”), and certain subsidiaries of Penn Virginia that guarantee indebtedness under its revolving credit facility (the “Guarantors,” and collectively with Escrow Issuer and Holdings, the “Penn Virginia Parties”) entered into a purchase agreement (the “Purchase Agreement”), with BofA Securities, Inc., for itself and on behalf of the several initial purchasers listed therein, relating to the sale by Escrow Issuer of $400 million aggregate principal amount of its 9.250% Senior Notes due 2026 (the “Notes”) that will be guaranteed on a senior unsecured basis by the Guarantors (the “Offering”). The Notes will initially be sold at 99.018% of par.

The gross proceeds of the Offering and other funds will initially be deposited in an escrow account pending satisfaction of certain conditions, including the expected consummation of Penn Virginia’s merger (“Lonestar Merger”) with Lonestar Resources US Inc. (“Lonestar”) on or prior to November 26, 2021. Upon satisfaction of the escrow release conditions, Holdings will assume the obligations under the Notes and Escrow Issuer will be merged with and into Holdings (with Holdings as the surviving entity). If the escrow release conditions are not satisfied on or before November 26, 2021, or at any time prior to such date the Lonestar Merger has been terminated or Penn Virginia has decided that it will not pursue the consummation of the Lonestar Merger (or determined that the consummation of the Lonestar Merger is not reasonably likely to be satisfied by such date), then the escrowed funds will be applied to the mandatory redemption of the Notes at a price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

The Notes were issued in a private placement to qualified institutional buyers in the United States pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons in transactions outside the United States pursuant to Regulation S under the Securities Act.

The Purchase Agreement contains customary representations, warranties and agreements by the Penn Virginia Parties. In addition, the Penn Virginia Parties have agreed to indemnify the initial purchasers against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the initial purchasers may be required to make in respect of those liabilities.

Upon the release of the funds from escrow, Penn Virginia intends to use the net proceeds from the Offering to repay and discharge the long-term debt of Lonestar and to use the remainder, along with cash on hand, to repay Penn Virginia’s second lien term loan in full and pay related expenses.

The initial purchasers and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. Certain of the initial purchasers and their respective affiliates have, from time to time, engaged in, and may in the future engage in, various investment banking, financial advisory services and other commercial dealings in the ordinary course of business with Penn Virginia. The initial purchasers have received or will receive customary fees and commissions for these transactions. Certain of the initial purchasers or their affiliates have a lending relationship with Penn Virginia and are financial advisors in connection with the Lonestar Merger. In addition, certain of the initial purchasers or their affiliates are lenders, arrangers or agents under Penn Virginia’s second lien term loan and Lonestar’s revolving credit facility and, accordingly, will receive a portion of the net proceeds from this offering.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, which is attached hereto as Exhibit 10.1 and incorporated in this Item 1.01 by reference.

Item 8.01. Other Events

On July 27, 2021, Penn Virginia issued a press release, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference, announcing the pricing of the Offering.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state. The notes will not be registered under the Securities Act or any state securities law and may not be offered or sold in the United States absent registration or an applicable exemption from registration under the Securities Act and applicable state securities laws.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

10.1	Purchase Agreement, dated July 27, 2021, by and among Penn Virginia Escrow LLC, Penn Virginia Holdings, LLC, the guarantors named therein and BofA Securities, Inc., as Representative of the several initial purchasers.

99.1	Press Release Issued by Penn Virginia dated July 27, 2021.

104	The cover page from Penn Virginia Corporation’s Current Report on Form 8-K, formatted in Inline XBRL (included as Exhibit 101).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

July 29, 2021	PENN VIRGINIA CORPORATION

	By:	/s/ Katherine J. Ryan
Katherine J. Ryan
Vice President, Chief Legal Counsel and Corporate Secretary